UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION
(Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”) has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at a special meeting of stockholders (the “Special Meeting”) of Quanterix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s agreement and plan of merger (the “Merger”) with Akoya Biosciences, Inc. Kent Lake Partners, together with the other Participants (as defined below), also intends to file a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of the Company.

On April 7, 2025, Kent Lake Partners issued the following press release:

Kent Lake Comments on Quanterix’s Value Destructive Bridge Financing for Financially Troubled Akoya

Disturbed that Quanterix Is Apparently Moving Forward with One of the Most Shareholder Unfriendly Aspects of Merger Agreement with Akoya

Encourages Shareholders to Vote AGAINST Both Proposals Related to Approval of the Transaction

RINCON, Puerto Rico--(BUSINESS WIRE)--Kent Lake PR LLC (“Kent Lake”) is a holder of approximately 7.5% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX). Today, Kent Lake issued a statement related to recent disclosures indicating that Quanterix has officially entered into a Securities Purchase Agreement under which Akoya Biosciences (“Akoya”) (NASDAQ: AKYA) has the ability to sell the Company up to $30 million in convertible notes.

Kent Lake has previously issued a public presentation detailing its opposition to the Company’s proposed transaction (the “Transaction”) with Akoya and has also nominated three highly qualified, independent candidates for election to the Quanterix Board of Directors (the “Board”).

Kent Lake’s statement follows:

“We are deeply disturbed that Quanterix is moving forward with one of the most egregious elements of the merger agreement with Akoya (the “Merger Agreement”). Quanterix is now poised to provide $30 million in bridge financing to Akoya before shareholders have even had the opportunity to vote on the Transaction. What’s worse is the fact that Akoya can draw on these notes until July 9, 2025, even if the Transaction is lawfully terminated before that date.

As a result, Quanterix is now shoring up Akoya, which faces a near-term liquidity crisis, with $30 million of shareholders’ money. This sort of backdoor financing is highly unfavorable to Quanterix shareholders, who will now be left holding Akoya’s high-risk subordinated distressed debt. We believe the Board has further violated its fiduciary duties by not providing comprehensive disclosures on the bridge financing. Furthermore, Quanterix shareholders have not been provided with any disclosure around the commercial reasonableness of the bridge financing terms – for which apparently no fairness opinion was issued.

More broadly, we call on Quanterix to provide further disclosure about how Akoya’s desperate need for a bridge loan factored into the Board’s valuation of Akoya and, if Akoya truly needs such a loan, whether that calls into question the forecasts used by Quanterix to justify the Transaction.

This latest development is yet another unfortunate illustration of how the Transaction is not in the best interests of Quanterix shareholders and why they should vote AGAINST both proposals related to its approval.”

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”) has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at a special meeting of stockholders (the “Special Meeting”) of Quanterix Corporation, a Delaware corporation (the “Company”), in connection with the Company’s agreement and plan of merger (the “Merger”) with Akoya Biosciences, Inc. Kent Lake Partners, together with the other Participants (as defined below), also intends to file a preliminary proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of the Company (the “Annual Meeting”).

KENT LAKE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation against the Merger in connection with the Special Meeting are anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”). The participants in the proxy solicitation in connection with the Annual Meeting are anticipated to be the Kent Lake Parties and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,924,903 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,924,903 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,924,903 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

212-257-1311 / 888-368-0379

info@saratogaproxy.com

Media Contact

Longacre Square Partners

Joe Germani / Kendall Heebink

KentLake@longacresquarepartners.com